Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250
441-278-9255 fax

CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2016 THIRD QUARTER RESULTS
HAMILTON, BERMUDA, October 26, 2016 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2016 third quarter was $247.4 million, or $1.98 per share, compared to $74.5 million, or $0.60 per share, for the 2015 third quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 15.3% for the 2016 third quarter, compared to 5.1% for the 2015 third quarter. For the trailing twelve months ended September 30, 2016, net income available to Arch common shareholders produced a 10.6% return on average common equity. The Company’s book value per common share was $53.62 at September 30, 2016, a 3.0% increase from $52.04 per share at June 30, 2016 and a 12.5% increase from $47.68 per share at September 30, 2015. All earnings per share amounts discussed in this release are on a diluted basis.
The Company also reported after-tax operating income available to Arch common shareholders of $142.5 million, or $1.14 per share, for the 2016 third quarter, compared to $125.8 million, or $1.01 per share, for the 2015 third quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 8.8% for the 2016 third quarter, compared to 8.6% for the 2015 third quarter. For the trailing twelve months ended September 30, 2016, after-tax operating income available to Arch common shareholders produced a 9.2% return on average common equity. After-tax operating income or loss available to Arch common shareholders and the related return on average common equity are non-GAAP measures. See ‘Comments on Regulation G’ for further details.
The following table summarizes the Company’s consolidated underwriting results:

(U.S. dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Gross premiums written	$1,278,765	$1,189,192	7.5	$4,046,667	$3,730,423	8.5
Net premiums written	1,014,278	971,972	4.4	3,159,076	2,982,547	5.9
Net premiums earned	958,403	936,683	2.3	2,915,967	2,790,385	4.5
Underwriting income	122,782	94,779	29.5	345,471	316,364	9.2
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	54.7%	56.8%	(2.1)	56.0%	55.4%	0.6
Acquisition expense ratio	17.1%	18.3%	(1.2)	17.5%	18.3%	(0.8)
Other operating expense ratio	16.2%	15.6%	0.6	16.0%	16.0%	—
Combined ratio	88.0%	90.7%	(2.7)	89.5%	89.7%	(0.2)
Please note that these amounts include the impact of the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders. The ‘other’ segment includes amounts related to Watford Re. Pursuant to generally accepted accounting principles, Watford Re is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity.

Segment Information

The following section provides analysis on the Company’s 2016 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2016. The Company’s segment information includes the use of underwriting income and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$758,934	$752,438	0.9
Net premiums written	541,488	542,995	(0.3)
Net premiums earned	519,078	522,544	(0.7)

Underwriting income	21,568	21,508	0.3

Underwriting Ratios			% Point Change
Loss ratio	64.1%	65.0%	(0.9)
Acquisition expense ratio	14.9%	14.8%	0.1
Other operating expense ratio	16.9%	16.2%	0.7
Combined ratio	95.9%	96.0%	(0.1)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.3%	1.6%	(1.3)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(2.3)%	(1.4)%	(0.9)
Combined ratio excluding catastrophic activity and prior year development (1)	97.9%	95.8%	2.1

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2016 third quarter were 0.9% higher than in the 2015 third quarter while net premiums written were 0.3% lower than in the 2015 third quarter. The decrease in net premiums written reflected reductions in programs and property lines, partially offset by growth in travel and in ‘other’ lines including alternative markets and high excess comp business. The reduction in program business primarily reflected the continued impact of the non-renewal of a large program in the latter part of 2015 while the lower level in property lines reflected continued weak market conditions. The growth in travel and alternative markets reflected both new business and continued expansion in existing accounts while the increase in high excess comp primarily reflected new business. Net premiums earned by the insurance segment in the 2016 third quarter were 0.7% lower than in the 2015 third quarter, and reflect changes in net premiums written over the previous five quarters.
The 2016 third quarter loss ratio reflected 0.3 points of current year catastrophic activity, compared to 1.6 points in the 2015 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 2.6 points in the 2016 third quarter, compared to 1.9 points in the 2015 third quarter. The estimated net favorable development in the 2016 third quarter primarily resulted from better than expected claims emergence in longer-tail and medium-tail lines from earlier accident years. The balance of the change in the 2016 third quarter loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 31.8% in the 2016 third quarter, compared to 31.0% in the 2015 third quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected changes in the mix of business and the level of reinsurance ceded on a quota share basis.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$324,361	$329,327	(1.5)
Net premiums written	234,810	237,145	(1.0)
Net premiums earned	251,927	260,431	(3.3)
Other underwriting income	2,216	2,783	(20.4)

Underwriting income	62,413	54,887	13.7

Underwriting Ratios			% Point Change
Loss ratio	42.0%	44.5%	(2.5)
Acquisition expense ratio	19.9%	21.3%	(1.4)
Other operating expense ratio	14.1%	14.3%	(0.2)
Combined ratio	76.0%	80.1%	(4.1)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	3.5%	4.0%	(0.5)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(24.0)%	(18.5)%	(5.5)
Combined ratio excluding catastrophic activity and prior year development (1)	96.5%	94.6%	1.9

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2016 third quarter were 1.5% lower than in the 2015 third quarter, while net premiums written were 1.0% lower than in the 2015 third quarter. The decrease in net premiums written reflected reductions in casualty and marine and aviation lines, due in part to reductions in premium estimates reflecting current market conditions. Such amounts were partially offset by growth in other specialty business, reflecting additional agriculture business and strong renewals on pro rata U.K. motor business.
The 2016 third quarter loss ratio included 4.1 points of current year catastrophic activity, compared to 4.2 points of catastrophic activity in the 2015 third quarter, and a higher level of current year facultative attritional losses than in the 2015 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 23.6 points in the 2016 third quarter, compared to 19.2 points in the 2015 third quarter. The estimated net favorable development in the 2016 third quarter primarily resulted from better than expected claims emergence in short-tail business from most underwriting years and in longer-tail business across earlier underwriting years.
The underwriting expense ratio was 34.0% in the 2016 third quarter, compared to 35.6% in the 2015 third quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected changes in the mix and type of business, and the impact of reinstatement premiums.

Mortgage Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2016	2015	% Change

Gross premiums written	$131,726	$74,657	76.4
Net premiums written	80,544	66,825	20.5
Net premiums earned	76,962	54,548	41.1
Other underwriting income	4,740	3,565	33.0

Underwriting income	37,422	17,075	119.2

Underwriting Ratios			% Point Change
Loss ratio	14.4%	17.5%	(3.1)
Acquisition expense ratio	10.1%	19.1%	(9.0)
Other operating expense ratio	33.0%	38.6%	(5.6)
Combined ratio	57.5%	75.2%	(17.7)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(3.2)%	(7.3)%	4.1
Combined ratio excluding prior year development (1)	60.7%	82.5%	(21.8)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. and international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. Arch Mortgage Insurance Company (“Arch MI U.S.”) is approved as an eligible mortgage insurer by Fannie Mae and Freddie Mac.
Gross premiums written by the mortgage segment in the 2016 third quarter were 76.4% higher than in the 2015 third quarter, reflecting growth in Australian mortgage reinsurance and in U.S. primary business and from GSE credit risk-sharing transactions receiving insurance accounting treatment. The lower increase in net premiums written of 20.5% reflected a $45.4 million retrocession on Australian mortgage reinsurance business covering exposures written since May 2015. Roughly three fourths of the 2016 third quarter retrocession represented catch up premiums. Net premiums earned for the 2016 third quarter were 41.1% higher than in the 2015 third quarter, reflecting the growth in insurance in force.
Other underwriting income, which is primarily related to GSE risk-sharing transactions receiving derivative accounting treatment, was $4.7 million for the 2016 third quarter, compared to $3.6 million for the 2015 third quarter.
The loss ratio for the 2016 third quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 3.2 points, compared to 7.3 points in the 2015 third quarter, driven primarily by continued lower than expected claim rates. At September 30, 2016, the mortgage segment’s risk-in-force consisted of $10.17 billion from Arch MI U.S. and $4.66 billion from the mortgage segment’s reinsurance and risk-sharing operations. Arch MI U.S. generated $8.75 billion of new insurance written (“NIW”) during the 2016 third quarter, of which 79% was from banks and other non-credit union mortgage originators. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement.
Corporate (Non-Underwriting) Segment
The corporate (non-underwriting) segment results include net investment income, other income (loss), corporate expenses, interest expense, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, income taxes and items related to the Company’s non-cumulative preferred shares. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2016 third quarter was $0.53 per share, or $66.3 million, compared to $0.54 per share, or $67.3 million, for the 2015 third quarter, and $0.57 per share, or $70.4 million, for the 2016 second quarter. The 2016 third quarter net investment income reflected lower fixed income returns, as well as lower reinvestment rates available in the market, along with a lower benefit from inflation adjustments on U.S. Treasury Inflation-Protected Securities than in the 2016 second quarter. The annualized pre-tax investment income yield was 1.81% for the 2016 third quarter, compared to 2.04% for the 2015 third quarter and 2.08% for the 2016 second quarter.

Corporate expenses were $18.5 million for the 2016 third quarter, compared to $10.7 million for the 2015 third quarter. The higher level of corporate expenses in the 2016 third quarter was primarily due to nonrecurrent costs related to the UGC Acquisition discussed below.
Interest expense for the 2016 third quarter was $12.9 million, compared to $12.0 million for the 2015 third quarter. Amounts in both periods included approximately $12.0 million related to the Company’s outstanding senior notes, with the remainder attributable to revolving credit agreement borrowings and other.
On a pre-tax basis, net foreign exchange losses for the 2016 third quarter were $4.2 million, compared to net foreign exchange gains for the 2015 third quarter of $16.1 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, from time to time the Company may elect to over or underweight one or more currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 5.0% for the 2016 third quarter and 6.6% for the nine months ended September 30, 2016, compared to 10.8% for the 2015 third quarter and 5.7% for the nine months ended September 30, 2015. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 6.5% for the 2016 third quarter and 6.3% for the nine months ended September 30, 2016, compared to 5.7% for the 2015 third quarter and 4.5% for the nine months ended September 30, 2015. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any. The adjustment to the estimated annual effective tax rate in the 2016 third quarter did not have a material impact on the Company’s after-tax results.
UGC Acquisition

On August 15, 2016, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) pursuant to which, upon the terms and subject to the conditions thereof, ACGL agreed to purchase from AIG all of the issued and outstanding shares of capital stock of United Guaranty Corporation, a North Carolina corporation, and AIG United Guaranty (Asia) Limited (combined, “United Guaranty”). The acquisition under the Stock Purchase Agreement is referred to herein as the “UGC Acquisition.”
The UGC Acquisition is subject to certain closing conditions, including, among others, (i) expiration or early termination of the waiting period required by the HSR Act, (ii) the receipt of certain approvals of regulatory authorities and government-sponsored entities, (iii) the execution of an excess of loss agreement between subsidiaries of AIG and United Guaranty and (iv) receipt by AIG of confirmation from the Board of Governors of the Federal Reserve System that none of the Company, United Guaranty or any of their respective subsidiaries will be subject to “Systemically Important Financial Institutions” rules and regulations. There is no financing condition for the UGC Acquisition.
For a complete description of the UGC Acquisition, please refer to the Company’s Form 8-K filed on August 15, 2016 and other documents on file with the SEC.
Capitalization and Shareholders’ Equity

On September 29, 2016, the Company completed a $450 million underwritten public offering of 5.25% Non-Cumulative Preferred Shares, through the issuance of depositary shares which represents a proportional interest in such shares. Except in specified circumstances relating to certain tax or corporate events, the Series E non-cumulative preferred shares are not redeemable prior to September 29, 2021. We intend to use the net proceeds from the offering of approximately $434.9 million to fund a portion of the cash consideration required in the UGC Acquisition, to pay related costs and expenses and for general corporate purposes.
At September 30, 2016, total capital available to Arch of $8.24 billion consisted of $791.4 million of senior notes, representing 9.6% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.2% of the total, $775.0 million of preferred shares, representing 9.4% of the total, and common shareholders’ equity of $6.58 billion, representing 79.8% of the total. At December 31, 2015, total capital available to Arch of $7.10 billion consisted of $791.3 million of senior notes, representing 11.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.4% of the total, $325.0 million of preferred shares, representing 4.6% of the total, and common shareholders’ equity of $5.88 billion, representing 82.9% of the total.
Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on October 27, 2016. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on October 27, 2016 at 2:00 p.m. Eastern Time until November 3, 2016 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 92881326 for all callers).
Please refer to the Company’s Financial Supplement dated September 30, 2016, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $8.24 billion in capital at September 30, 2016, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders and related diluted per share results. Each line item reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity:

(U.S. dollars in thousands, except share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income available to Arch common shareholders	$247,388	$74,549	$602,272	$462,706
Net realized (gains) losses	(99,159)	57,472	(175,558)	17,834
Net impairment losses recognized in earnings	3,867	5,868	16,849	12,780
Equity in net (income) loss of investment funds accounted for using the equity method	(16,662)	2,118	(32,054)	(19,939)
Net foreign exchange (gains) losses	4,054	(15,904)	3,560	(60,478)
Income tax expense (1)	2,970	1,695	13,705	8,697
After-tax operating income available to Arch common shareholders	$142,458	$125,798	$428,774	$421,600

Diluted per common share results:
Net income available to Arch common shareholders	$1.98	$0.60	$4.84	$3.66
Net realized (gains) losses	(0.79)	0.46	(1.41)	0.14
Net impairment losses recognized in earnings	0.03	0.05	0.14	0.10
Equity in net (income) loss of investment funds accounted for using the equity method	(0.13)	0.02	(0.27)	(0.15)
Net foreign exchange (gains) losses	0.03	(0.13)	0.03	(0.48)
Income tax expense	0.02	0.01	0.11	0.07
After-tax operating income available to Arch common shareholders	$1.14	$1.01	$3.44	$3.34

Weighted average common shares and common share equivalents outstanding — diluted	124,931,653	125,011,773	124,528,174	126,354,759

Beginning common shareholders’ equity	$6,378,922	$5,812,515	$5,879,881	$5,805,053
Ending common shareholders’ equity	6,577,322	5,837,815	6,577,322	5,837,815
Average common shareholders’ equity	$6,478,122	$5,825,165	$6,228,602	$5,821,434

Annualized return on average common equity	15.3%	5.1%	12.9%	10.6%
Annualized operating return on average common equity	8.8%	8.6%	9.2%	9.7%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method and net foreign exchange gains or losses reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on pages 9 and 10.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment, with the exception of goodwill and intangible assets, and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.

The following tables summarize the Company’s results by segment for the 2016 third quarter and 2015 third quarter and a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$758,934	$324,361	$131,726	$1,214,765	$163,736	$1,278,765
Premiums ceded	(217,446)	(89,551)	(51,182)	(357,923)	(6,300)	(264,487)
Net premiums written	541,488	234,810	80,544	856,842	157,436	1,014,278
Change in unearned premiums	(22,410)	17,117	(3,582)	(8,875)	(47,000)	(55,875)
Net premiums earned	519,078	251,927	76,962	847,967	110,436	958,403
Other underwriting income	—	2,216	4,740	6,956	1,024	7,980
Losses and loss adjustment expenses	(332,845)	(105,924)	(11,107)	(449,876)	(74,307)	(524,183)
Acquisition expenses, net	(77,148)	(50,217)	(7,757)	(135,122)	(28,739)	(163,861)
Other operating expenses	(87,517)	(35,589)	(25,416)	(148,522)	(7,035)	(155,557)
Underwriting income (loss)	$21,568	$62,413	$37,422	121,403	1,379	122,782

Net investment income				66,282	27,336	93,618
Net realized gains (losses)				95,946	29,159	125,105
Net impairment losses recognized in earnings				(3,867)	—	(3,867)
Equity in net income (loss) of investment funds accounted for using the equity method				16,662	—	16,662
Other income (loss)				(400)	—	(400)
Corporate expenses				(18,485)	—	(18,485)
Interest expense				(12,924)	(3,019)	(15,943)
Net foreign exchange gains (losses)				(4,232)	1,611	(2,621)
Income before income taxes				260,385	56,466	316,851
Income tax expense				(13,232)	1	(13,231)
Net income				247,153	56,467	303,620
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	(46,160)	(46,160)
Net income available to Arch				247,153	5,719	252,872
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$241,669	$5,719	$247,388

Underwriting Ratios
Loss ratio	64.1%	42.0%	14.4%	53.1%	67.3%	54.7%
Acquisition expense ratio	14.9%	19.9%	10.1%	15.9%	26.0%	17.1%
Other operating expense ratio	16.9%	14.1%	33.0%	17.5%	6.4%	16.2%
Combined ratio	95.9%	76.0%	57.5%	86.5%	99.7%	88.0%

Net premiums written to gross premiums written	71.3%	72.4%	61.1%	70.5%	96.2%	79.3%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2015
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$752,438	$329,327	$74,657	$1,158,451	$131,165	$1,189,192
Premiums ceded	(209,443)	(92,182)	(7,832)	(311,486)	(6,158)	(217,220)
Net premiums written	542,995	237,145	66,825	846,965	125,007	971,972
Change in unearned premiums	(20,451)	23,286	(12,277)	(9,442)	(25,847)	(35,289)
Net premiums earned	522,544	260,431	54,548	837,523	99,160	936,683
Other underwriting income	519	2,783	3,565	6,867	756	7,623
Losses and loss adjustment expenses	(339,859)	(115,780)	(9,562)	(465,201)	(66,540)	(531,741)
Acquisition expenses, net	(77,076)	(55,416)	(10,428)	(142,920)	(28,646)	(171,566)
Other operating expenses	(84,620)	(37,131)	(21,048)	(142,799)	(3,421)	(146,220)
Underwriting income (loss)	$21,508	$54,887	$17,075	93,470	1,309	94,779

Net investment income				67,251	18,982	86,233
Net realized gains (losses)				(53,480)	(36,218)	(89,698)
Net impairment losses recognized in earnings				(5,868)	—	(5,868)
Equity in net income (loss) of investment funds accounted for using the equity method				(2,118)	—	(2,118)
Other income (loss)				(265)	—	(265)
Corporate expenses				(10,739)	—	(10,739)
Interest expense				(12,014)	(1,286)	(13,300)
Net foreign exchange gains (losses)				16,056	(1,376)	14,680
Income before income taxes				92,293	(18,589)	73,704
Income tax expense				(9,704)	—	(9,704)
Net income				82,589	(18,589)	64,000
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	20,621	20,621
Net income available to Arch				82,589	(2,556)	80,033
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$77,105	$(2,556)	$74,549

Underwriting Ratios
Loss ratio	65.0%	44.5%	17.5%	55.5%	67.1%	56.8%
Acquisition expense ratio	14.8%	21.3%	19.1%	17.1%	28.9%	18.3%
Other operating expense ratio	16.2%	14.3%	38.6%	17.1%	3.4%	15.6%
Combined ratio	96.0%	80.1%	75.2%	89.7%	99.4%	90.7%

Net premiums written to gross premiums written	72.2%	72.0%	89.5%	73.1%	95.3%	81.7%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2016;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.